Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GTY Technology Holdings, Inc. on Form S-3, of our report dated November 21, 2018 relating to the balance sheet of Open Counter Enterprises, Inc. as of September 30, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for the nine months ended September 30, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
February 26, 2019